Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Releases Voting and First Quarter Results for Fiscal Year 2005 and Announces a 5% Stock Dividend

(JACKSON, MICHIGAN)-November 10, 2004-At the Annual Shareowners’ meeting today, Electronic Contract Manufacturing Service (EMS) provider Sparton Corporation (NYSE:SPA) announced shareowner voting results and a stock dividend, as well as releasing its fiscal 2005 First Quarter results.

At its Annual Meeting, current Board of Directors members, David P. Molfenter, W. Peter Slusser, and Bradley O. Smith, were each reelected to three-year terms expiring in 2007.

CEO and President, David Hockenbrocht also announced that the Board of Directors at its meeting on November 9, 2004, approved a 5% stock dividend. Eligible shareowners of record on November 23, 2004, will receive the stock dividend. The dividend distribution or payment date was established as December 15, 2004. Cash will be paid in lieu of fractional shares of stock. Mr. Hockenbrocht stated that this represents the third such distribution in the last several years as a way to reward our shareowners, as well as demonstrate Sparton’s commitment to the enhancement of shareowner value and increased liquidity of Sparton stock.

Mr. Hockenbrocht commented on the Company’s progress and the continuing development of its EMS business.

Mr. Hockenbrocht also announced fiscal 2005 First Quarter results. Sales were $45,188,000 with a net income of $2,414,000 ($.29 per share). This compares to the previous year’s First Quarter sales of $36,425,000, and a net loss of $2,180,000 (($.26) per share).

In general, the Company was very pleased with its performance during the first quarter of fiscal 2005. The fiscal 2005 results reflect stronger demand in the commercial aerospace market, principally, products related to collision avoidance systems. The increased demand for the collision avoidance products is not anticipated to continue throughout the year. Medical/scientific instrumentation sales declined from the prior year. While the Company has added several new customers, and/or products in this area, the volume of new business has been below expectations. Government sales increased slightly; however, sales were lower than anticipated due to production interruptions at the Company’s Florida facilities, as several tropical storms disrupted operations in the first quarter of fiscal 2005. During the month of October, the Company did not have access to the Navy’s test range; access in November is also unlikely. If the Company does not have significant access during December, with resulting successful passage of product tests, government sales in the second quarter will be negatively impacted.

While the recent tropical storms largely bypassed the Company’s two Florida facilities, extensive preparations were undertaken to prepare for the storms. This unexpected activity, along with the minor damage that was experienced and unproductive wages, resulted in costs of approximately $500,000 being charged in the first quarter of fiscal 2005. The prior year’s depressed margin reflects the inclusion of costs on the start-up phase of several major programs, as well as final charges incurred at the completion of one sonobuoy contract that had experienced technical problems. In addition, the prior year’s margin included a redesign effort on an existing product line, which resulted in a charge to operations of $496,000. The majority of the decline in selling and administrative expenses, $340,000 from the same period last year, was related to higher bid and proposal and unreimbursed research and development expenses for fiscal 2004.

The news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “should”, “expectation”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s form 10-Q for the quarter ended September 30, 2004, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month Periods ended September 30, 2004 and 2003

	Three-Month Periods Ended
	September 30
	2004	2003
Net sales	$45,188,315	$36,424,801
Costs of goods sold	38,721,599	35,980,600

	6,466,716	444,201
Selling and administrative expenses:
Selling and administrative expenses	3,387,053	3,759,004
EPA related — net environmental remediation	84,000	74,000

	3,471,053	3,833,004

Operating income (loss)	2,995,663	(3,388,803)
Other income (expense):
Interest and investment income	215,473	230,542
Equity income (loss) in investment	(20,000)	21,000
Other — net	358,462	(69,228)

	553,935	182,314

Income (loss) before income taxes	3,549,598	(3,206,489)
Provision (credit) for income taxes	1,136,000	(1,026,000)

Net income (loss)	$2,413,598	$(2,180,489)

Basic and diluted earnings (loss) per share	$0.29	$(0.26)

Notes:

1.	Financial information was taken from the Company’s internal records and is unaudited.

2.	For the three-month periods, weighted average shares outstanding were 8,351,989 in 2004 and 8,343,820 in 2003. Average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in October 2003. Differences in the weighted average number of shares outstanding for purposes of computing diluted earnings per share for the three months ended September 30, 2004, were due to the inclusion of the dilutive effect of employee stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options was not included in the 2003 calculation as such would have been anti-dilutive to the current period net loss.

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